EXHIBIT 7C

For period ending 05/31/2007 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.


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Series
Number   Series Name                                                Is this the last filing for this Series?
                                                                                        (Y/N)

105      Wells Fargo Advantage Strategic Income Fund                                      N
106      Wells Fargo Advantage Ultra-Short Duration Bond Fund                             N
107      Wells Fargo Advantage Corporate Bond Fund                                        N
108      Wells Fargo Advantage Government Securities Fund                                 N
109      Wells Fargo Advantage High Income Fund                                           N
110      Wells Fargo Advantage Short-Term Bond Fund                                       N
111      Wells Fargo Advantage Short-Term High Yield Bond Fund                            N
112      Wells Fargo Advantage Ultra Short-Term Income Fund                               N

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